UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1.Name and Address of Reporting Person*
  McGuire, Terrance
  1000 Winter Street
  Waltham, Massachusetts 02154

2. Date of Event Requiring Statement (Month/Day/Year)
   06/26/00

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol deCODE genetics, Inc. ("DCGN")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable) (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


6. If Amendment, Date, of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security     2. Amount of Securities  3. Ownership Form: Direct     4. Nature of Indirect
   (Instr. 4)               Beneficially Owned       (D) or Indirect (I)           Beneficial Ownership
                            (Instr. 4)               (Instr. 5)                    (Instr. 5)

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Series A Preferred          1,582,854                I(1)                           Polaris Venture
                                                                                    Partners, L.P.
----------------------------------------------------------------------------------------------------------------
Series A Preferred          92,161                   I(1)                           Polaris Venture
                                                                                    Partners Founders'
                                                                                    Fund, L.P.
-----------------------------------------------------------------------------------------------------------------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the for is filed by more than one reporting person, see 5(b)(v).

Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

=======================================================================================
1. Title of Deri-   2. Date Exer-       3. Title and   4. Conver-     5. Owner- 6. Nature of Indirect
   vate Security       cisable and         Amount of      sion or        Ship      Beneficial Ownership
   (Instr. 4)          Expiration          Underlying     Exercise       Form of   (Instr. 5)
                       Date                Derivative     Price of       Deriv-
                       (Month/Day/Year)    Security       Deri-          ative
                                           (Instr. 4)     vative         Security:
                                                          Security       Direct
                                        Title   Amount                   (D) or
                    Date     Expira-            or                       Indirect
                    Exer-    tion               Number                   (I)
                    cisable  Date               of                       (Instr. 5)
                                                Shares

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Warrant            10/30/97  8/26/05   Series  189,496  $.01          I(1)      Polaris Venture
                                       A Pref.                                  Partners, L.P.
-----------------------------------------------------------------------------------------
Warrant            10/30/97  8/26/05   Series  11,337   $.01          I(1)      Polaris Venture
                                       A Pref.                                  Partners Founders'
                                                                                Fund, L.P.
-----------------------------------------------------------------------------------------------------------------

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Explanation of Responses:



/s/ Terrance McGuire                              6/23/00
-------------------------------------             -------------------------
  **Signature of Reporting Person                            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.